Filed pursuant to Rule 433
Registration Statement No. 333-124683
Final Term Sheet
December 12, 2006
E. I. du Pont de Nemours and Company
$600,000,000 5.25% Senior Notes due 2016
$400,000,000 5.60% Senior Notes due 2036

Issuer:	E. I. du Pont de Nemours and Company

Title of Securities:	5.25% Senior Notes due December 15, 2016 (the “Notes due 2016”) 5.60% Senior Notes due December 15, 2036 (the “Notes due 2036”)

Trade Date:	December 12, 2006

Settlement Date (T+3 ):	December 15, 2006

Maturity Date:	Notes due 2016: December 15, 2016 Notes due 2036: December 15, 2036

Aggregate Principal Amount Offered:	Notes due 2016: $600,000,000 Notes due 2036: $400,000,000

Price to Public (Issue Price):	Notes due 2016: 99.654% plus accrued interest, if any, from December 15, 2006 Notes due 2036: 98.712% plus accrued interest, if any, from December 15, 2006

Price to Issuer:	Notes due 2016: 99.204% Notes due 2036: 97.837%

Interest Rate:	Notes due 2016: 5.25% per annum Notes due 2036: 5.60% per annum

Interest Payment Dates:	Notes due 2016: Semi-annually on each June 15 and December 15, commencing June 15, 2007.

Notes due 2036: Semi-annually on each June 15 and December 15, commencing June 15, 2007.

Optional Redemption:	Notes due 2016: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 15 basis points.
Notes due 2036: Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest at Treasury Rate plus 20 basis points.

Joint Bookrunners:	Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated

Co-Managers:	Bank of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc.

CUSIPS:	Notes due 2016: 263534 BQ 1

Notes due 2036: 263534 BR 9
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Goldman Sachs & Co. toll free at 1-(866) 471-2526 or (ii) Morgan Stanley toll-free 1-(866) 718-1649.